EXHIBIT 99.1

Salt Lake City, Utah - On July 25, 2006, Utah Medical Products, Inc. (Nasdaq: UTMD) received a Nasdaq Staff Deficiency Letter. The NASDAQ letter follows the resignation of Dr. Stephen W. Bennett from the board of directors on July 11, 2006 for personal reasons related to family health. Dr. Bennett had served on UTMD’s board of directors for twelve years. The Company and its other directors recognize with gratitude Dr. Bennett’s long term diligent service, and wish Dr. Bennett and his family the best for the future.

Dr. Bennett was a member of the audit committee and one of three independent directors on the board. As such, the Company no longer complies with Nasdaq’s independent director and audit committee composition requirements as set forth in Marketplace Rule 4350.

According to the Nasdaq letter,
Consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or July 11, 2007, in order to regain compliance.
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In addition, Nasdaq will broadcast an indicator over its [UTMD’s] market data dissemination network noting the Company’s non-compliance.
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Also, Nasdaq posts a list of all non-compliant Nasdaq companies and the reason(s) for such non-compliance on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter [August 1].
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In order to regain compliance, UTMD’s board of directors must replace Dr. Bennett with a suitable independent person on the board of directors and audit committee. In the event that the Company does not regain compliance within the cure period, Nasdaq Staff will provide notice that UTMD’s securities will be delisted.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD=s website at www.utahmed.com.